Exhibit 10.17
September 28, 2010
Mr. Michael P. Guggemos
6182 West Kent Dr.
Chandler, AZ 85226
Dear Mike:
On behalf of Insight, it is my pleasure to extend an offer to you for the position of Chief Information Officer of Insight Enterprises, Inc. (“Insight”), a Section 16 Reporting Officer, reporting to me, with a start date of November 1, 2010.
BASE COMPENSATION
The annual base salary for your position is $330,000, paid bi-weekly.
VARIABLE INCENTIVE
You will be eligible to participate in the Company’s Cash Incentive Compensation Plan (“CICP”); however, in lieu of any payment or bonus under the 2010 CICP, we will pay you a guaranteed bonus of $140,000 on the date 2010 CICP payments are made, subject to the Reimbursement Agreement to be provided to you. Your annual variable target will be 45% of base salary, at 100% attainment of objectives. Further details will be provided upon commencement of your assignment. Insight reserves the right to change the Terms and Conditions of the compensation plan.
STOCK PLANS
The Compensation Committee of the Board of Directors has approved an award of service-based restricted stock units (RSUs) equal in value to $500,000, to be issued to you on the 10th day of the month following your start date, based on the closing stock price of NSIT on that date. The RSUs will vest in three equal annual installments on the first three anniversaries of the date of grant and are subject to the terms and conditions of the 2007 Omnibus Plan, as amended. You will also participate in future stock incentive plans approved by the Compensation Committee for the Company’s Section 16 officers. Although the design and awards under any such future plan are at the discretion of the Compensation Committee, for 2010, your award as a Section 16 Officer would have been $375,000, with 60% of the awards performance-based and the remaining 40% service-based, each vesting over three years.
BENEFITS
As a new Insight teammate, you will be eligible to participate in our benefit plans. Please refer to the 2010 Benefit Enrollment Guide and Enrollment Instructions included in this package. You can enroll once you have started work and have access to Insight’s intranet, but you must enroll by the 31st day after your start date. Benefits are effective on the first of the month after completing 30 days with Insight.

Mr. Michael P. Guggemos
September 28, 2010

VACATION
You will be provided with four weeks of vacation in the first full year of employment. In addition to vacation, you will also receive floating holidays, and seven and a half paid holidays per year. Please see details in the Benefit Enrollment Guide.
EMPLOYMENT AGREEMENT
We also enclose a form of Employment Agreement approved by our Compensation Committee, along with a standard Indemnification Agreement.
CONTINGENCIES
By signing and returning this letter, you are representing to us that you have not entered into any agreement with any other company that prohibits you from working for Insight or limits your ability to carry out the duties of the position we are offering you at Insight. In the event you are a party to such an agreement, you acknowledge that your obligations under such agreement are personal to you and are not the responsibility of Insight. In addition, Insight may make its offer of employment contingent upon successful resolution of any restrictions arising out of your work for a previous employer.
You also agree that you have not taken and are not in possession of any information from any other company that is marked as confidential and/or proprietary or which you have reason to believe is confidential and/or proprietary (“Prior Employer Proprietary Information”). Insight prohibits the use of Prior Employer Proprietary Information unless the owner of such Prior Employer Proprietary Information expressly authorizes Insight to use it, or it is otherwise proper for Insight to use such information. We require that you do not use Prior Employer Proprietary Information in carrying out your duties at Insight and do not disclose Prior Employer Proprietary Information to Insight. By signing and returning this letter, you are agreeing to abide by these restrictions.
This offer is also contingent upon you signing the enclosed Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, Arbitration Agreement, and other policies and agreements included in this package. This offer is also contingent upon you passing a pre-employment drug screen and criminal background check. Please complete, sign and return the enclosed authorization form so that we may proceed with your background check.
Federal law requires Insight to obtain identification and employment eligibility documentation within three business days of your hire date. Please bring original documents to verify both your identity and eligibility to work. Please refer to the back of the enclosed I-9 form for a list of permissible documents. You must bring with you either: (a) one document from List A; or (b) one document from list B and one document from List C. Failure to provide these documents within three business days of your hire date will result in the suspension and/or termination of employment. If you are working remotely (not in an Insight office), please review the instructions with the I-9 form for your options in having your original documents viewed.
EMPLOYMENT RELATIONSHIP
During your employment, you will be required to adhere to the company’s policies and procedures located on the Policy Center of the company’s intranet. These policies may be modified periodically at the discretion of company management. Employment with the company is at-will, which means that either you or Insight may terminate the employment relationship at any time, with or without advance notice, and with or without cause. If you elect to resign your employment, Insight requests, as a courtesy, that you provide us two weeks notice of the intended separation from employment. This letter is not an express or implied contract for employment for any period of time.

Mr. Michael P. Guggemos
September 28, 2010

Mike, we look forward to having you join the Insight team. If you have any questions, please feel free to contact me at 480-333-3221.

Sincerely,

/s/ Kenneth T. Lamneck Kenneth T. Lamneck
President and Chief Executive Officer
OFFER ACCEPTANCE
This letter is an offer of employment and not an employment contract. Your signature below indicates your acceptance of our offer of at-will employment pursuant to the terms and conditions set forth in this letter and Insight’s policies.

/s/ Michael P. Guggemos Name	30 Sept 2010 Date
Please return your acceptance of our offer of employment to Barbara Ross in the enclosed overnight package.